[GRAPHIC OMITTED][GRAPHIC OMITTED]

MEDIA/INVESTORS CONTACT:
Susan Mesco
Cytogen Corporation
(609) 750-8213

              CYTOGEN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

     Company reiterates plan to launch first liquid, oral therapeutic option for breast cancer patients eligible for hormonal therapy
                        during the third quarter of 2006.

PRINCETON, N.J., (AUGUST 7, 2006) -- Cytogen Corporation (NASDAQ: CYTO) today reported its consolidated financial results for the second quarter and six months ended June 30, 2006. The Company also provided an update on its clinical development activities to expand the current and future use of its marketed products and advance its lead therapeutic candidate, CYT-500.

Cytogen reported net income of $7.2 million, or $0.32 per basic and diluted share in the second quarter of 2006, compared to a net loss of $7.7 million, or $0.50 per basic and diluted share, for the same period in 2005. For the six months ended June 30, 2006, Cytogen reported a net loss of $460,000, or $0.02 per basic and diluted share, compared to $14.3 million, or $0.92 per basic and diluted share in the same period of 2005. Cytogen's financial results for the three and six months ended June 30, 2006 were favorably impacted by a $12.9 million gain recognized on the previously announced sale of its joint venture interest in the PSMA Development Company LLC (PDC). Total product revenues for the second quarter of 2006 were $4.2 million compared to $4.1 million in the same period in 2005. For the six months ended June 30, 2006, total product revenues increased to $8.6 million compared to $8.0 million in the same period of 2005.

"During the quarter, we continued to successfully advance our goal of building a product-focused organization with a commercial infrastructure equipped to deliver sustainable value," said Michael D. Becker, president and chief executive officer. "We realigned our research and development investment to focus on clinical-stage candidates and simultaneously improved our capital position by monetizing our interest in the PDC joint venture. We also expanded our marketed product portfolio by completing the acquisition of the U.S. rights to SOLTAMOX(TM) -- a new liquid, oral treatment option for breast cancer patients that we expect to launch in the third quarter. This new product is both strategically and financially significant to Cytogen. It leverages our existing commercial infrastructure, strengthens our growing oncology franchise, and increases our access to the breast cancer market, which holds significant yet untapped potential for QUADRAMET(R). Looking ahead, we will remain focused on selectively utilizing strategic transactions to access additional clinical-stage and marketed products."

PRODUCT REVENUE
---------------

QUADRAMET(R)

QUADRAMET is Cytogen's flagship product for the relief of pain due to metastatic bone disease arising from prostate, breast, multiple myeloma and other types of cancer. Sales of QUADRAMET were $2.0 million for the quarter ended June 30, 2006 compared to $2.2 million for the same period in 2005. Sales of QUADRAMET were $4.2 million for each of the six months ended June 30, 2006 and 2005. In recent months, the Company made significant progress in several key areas supporting the long-term growth potential of QUADRAMET, namely: (i) distinguishing
QUADRAMET from first-generation agents within its class; (ii) empowering and marketing to key oncology prescribing audiences; (iii) broadening palliative use within label beyond prostate cancer to include breast, lung and multiple myeloma; (iv) demonstrating the role of QUADRAMET in combination with other commonly used oncology agents; and (v) expanding clinical development to investigate the potential tumoricidal versus palliative attributes of QUADRAMET.

PROSTASCINT(R)

Sales of PROSTASCINT kits, the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer, increased to $2.2 million for the quarter ended June 30, 2006 compared to $1.9 million in the same period of 2005. For the six months ended June 30, 2006, sales of PROSTASCINT grew to $4.4 million compared to $3.8 million in the same period of 2005. During the quarter, the Company made significant progress in key areas designed to position PROSTASCINT for future growth and market penetration by: (i) improving image quality through fusion technology; (ii) validating the antigen targeted by PROSTASCINT as an independent prognostic factor; (iii) the publication and presentation of outcomes data; (iv) development of image-guided applications including brachytherapy, intensity modulated radiation therapy, surgery, and cryotherapy; and (v) expanding clinical development to evaluate the potential for PROSTASCINT to monitor response to cytotoxic therapies and image other cancers.

COSTS AND EXPENSES
------------------

Total operating expenses for the quarter ended June 30, 2006 declined to $11.0 million compared to $12.0 million for the same period in 2005. For the six months ended June 30, 2006, total operating expenses were $22.8 million compared to $22.7 million in the same period of 2005.

COST OF PRODUCT REVENUE

Cost of product revenue for the quarters ended June 30, 2006 and 2005 were $2.6 million and $2.3 million, respectively. For the six months ended June 30, 2006, cost of product revenue was $5.0 million compared to $4.7 million in the same period of 2005, and reflects QUADRAMET and PROSTASCINT manufacturing costs, sales-based royalties paid by Cytogen, and the amortization of the up-front payments to acquire the marketing rights to QUADRAMET and SOLTAMOX.

SG&A EXPENSES

Selling, general and administrative expenses for the quarter ended June 30, 2006 were $7.0 million compared to $6.7 million for the same period in 2005. The increase from the prior year period is primarily due to pre-launch activities associated with SOLTAMOX, which the Company expects to launch in the third quarter of 2006. For the six months ended June 30, 2006, total selling, general and administrative expenses were $13.2 million compared to $13.7 million in the same period of 2005. The year-to-date decrease from the prior year period is primarily driven by pre-launch costs associated with COMBIDEX(R) in 2005, partially offset by the pre-launch costs for SOLTAMOX and the recognition in 2006 of shared-based compensation for options and nonvested shares granted to employees.

R&D EXPENSES

Cytogen's research and development expenses for the quarter ended June 30, 2006 were $1.5 million versus $1.4 million for the same period in 2005. For the six months ended June 30, 2006, the Company's research and development expenses were $4.4 million compared to $2.1 million in the same period of 2005. The increase in research and development expenses for the six months ended June 30, 2006 is primarily driven by $1.2 million of expenses incurred during the first quarter of 2006 for clinical materials to support upcoming studies of the CYT-500 product candidate and clinical development initiatives for both QUADRAMET and PROSTASCINT.

"Several events this quarter further strengthened our confidence in QUADRAMET," said William Goeckeler, Ph.D., senior vice president of operations at Cytogen. "At ASCO, we presented interim data on the use of QUADRAMET in combination with bortezomib demonstrating promising clinical activity in patients with relapsed refractory multiple myeloma. As the current study nears completion, we are actively planning the next phase of clinical development for this combination. Additional QUADRAMET studies, including those evaluating use in combination with docetaxel, remain on-track or ahead of schedule. With regard to PROSTASCINT, during the second quarter we presented positive seven-year outcomes data demonstrating that the use of this novel molecular imaging agent can independently predict a three-fold increased risk of disease recurrence in prostate cancer in addition to imaging the extent and location of disease in prostate cancer patients. The filing and acceptance of the investigational new drug (IND) application for CYT-500, our lead therapeutic candidate targeting PSMA, was also a significant advance for the company and we look forward to initiating a Phase 1 study during the second half of 2006. We intend to leverage these recent achievements to grow our commercial business and are excited by the opportunities that lie ahead."

JOINT VENTURE

Joint venture expenses reflect costs associated with the PDC joint venture between Cytogen and Progenics Pharmaceuticals, Inc., for the development of in vivo immunotherapies targeting PSMA. Cytogen sold its interest in the joint venture during the second quarter of 2006. In connection with the sale, the Company received a cash payment of $13.2 million and recognized a non-operating gain on the sale of its equity interest in the joint venture of $12.9 million. Under the terms of the agreement, Cytogen is eligible to receive potential future milestone payments totaling up to $52.0 million payable upon regulatory approval and commercialization of PDC products, and an undisclosed royalty on future PDC product sales, if any. Cytogen will no longer be responsible for funding PDC.

Cytogen's share of the equity in the income of PDC for the second quarter ended June 30, 2006 was $13,000, which resulted from a reversal of prior period accruals, compared to a loss of $1.7 million for the same period in 2005. For the six months ended June 30, 2006, Cytogen's share of the equity in the loss of PDC was $120,000 compared to $2.2 million in the same period of 2005. For the full year in 2005, Cytogen's share of the loss associated with PDC was $3.2 million.

NON-OPERATING INCOME

For the three and six months ended June 30, 2006, Cytogen recorded non-operating income of $813,000 and $182,000 related to the adjustment of the Company's long-term warrant liability to fair value as of June 30, 2006. In addition, for the three and six months ended June 30, 2006, Cytogen recorded net interest income of $386,000 and $677,000, respectively, compared to $112,000 and $213,000, respectively, for the same periods in 2005. The increase from the prior year periods was due to a higher average yield on higher average cash balances in 2006.

CASH POSITION
-------------

Cytogen's cash and cash equivalents as of June 30, 2006 was $31.4 million compared to $30.3 million as of December 31, 2005. The increase in cash and cash equivalents over the prior period is due to the cash payment of $13.2 million from the sale of Cytogen's interest in the PDC joint venture.

RECENT HIGHLIGHTS
-----------------

o On July 26, 2006, Cytogen announced the initiation of a Phase 3 study involving QUADRAMET. The randomized Phase 3 trial is being conducted by the National Cancer Institute's (NCI) Radiation Therapy Oncology Group (RTOG) and is designed to evaluate either QUADRAMET or strontium-89 chloride in conjunction with zoledronic acid (Zometa(R), Novartis) in the treatment of osteoblastic metastases arising from lung, breast, and prostate cancers.
o On July 26, 2006, Cytogen announced the publication of an article which reviews and discusses QUADRAMET for the treatment of metastatic bone disease. The publication "Samarium for osteoblastic bone metastases and osteosarcoma" by Peter M. Anderson, M.D., Ph.D., a pediatric oncologist at The University of Texas MD Anderson Cancer Center, appears in the August 2006 issue of the peer-reviewed journal Expert Opinion on Pharmacotherapy (Expert Opin. Pharmacother. (2006) 7(11):1475-1486).
o On June 19, 2006, Cytogen announced interim results from a Phase 1 clinical trial of QUADRAMET in combination with bortezomib (Velcade(R), Millennium Pharmaceuticals, Inc.) in patients whose multiple myeloma has relapsed following prior treatment. Data from the ongoing study indicate that the combination regimen, known as VELSAM, was well tolerated at doses studied to date and demonstrated anti-tumor activity, with fifty percent of patients experiencing a response or achieving stable disease. Results were presented at the 11th Congress of European Hematology, organized by the European Hematology Association.
o On June 8, 2006, Cytogen and Royal Philips Electronics announced the presentation of data demonstrating significantly improved resolution and quality of PROSTASCINT images through the application of Philips' unique Astonish image processing tools. Results were presented at the 53rd Society of Nuclear Medicine (SNM) annual meeting in San Diego, CA.
o On June 7, 2006, Cytogen announced the presentation of data from a series of studies with QUADRAMET. The data, which was presented at the SNM annual meeting, validate the current role of QUADRAMET for pain palliation and in novel combinations with chemotherapy for the treatment of metastatic bone disease, as well as in other unique applications.
o On June 5, 2006, Cytogen announced the presentation of data from two Phase 2 clinical trials of QUADRAMET in combination with docetaxel (Taxotere(R), Aventis Pharmaceuticals, a member of the Sanofi-Aventis Group) in patients with progressive hormone refractory prostate cancer and bone metastases. Findings from the investigator-sponsored studies indicate that the combination regimens, known as TAXSAM, are well tolerated, provide pain palliation, and demonstrate promising rates of clinical and biochemical responses. Results were presented at the 42nd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Atlanta, Georgia
o On June 3, 2006, Cytogen announced interim results from a Phase 1 clinical trial of QUADRAMET in combination with bortezomib in patients with multiple myeloma whose cancer has relapsed following prior treatment. The findings from the ongoing Phase 1 study indicate that the combination regimen, known as VELSAM, was well tolerated at doses studied to date and demonstrated antitumor activity, with 50 percent of patients experiencing a response or achieving stable disease. Results were presented at ASCO.
o On May 24, 2006, Cytogen announced the presentation of seven-year outcomes data related to PROSTASCINT. The study evaluated the use of fusion imaging with PROSTASCINT to assess disease in 239 newly diagnosed prostate cancer patients prior to undergoing brachytherapy with either iodine-125 or palladium-103 radioactive seed implants. The study demonstrated the use of PROSTASCINT independently predicts a three-fold increased risk of disease recurrence in prostate cancer and further reinforces previous findings that PROSTASCINT imaging can be used to assess both the extent and location of disease in prostate cancer patients. The data was presented at the 101st American Urological Association (AUA) Annual Meeting in Atlanta, GA.
o On May 22, 2006, Cytogen announced the presentation of clinical data demonstrating that a high level of PSMA in prostate tissue is a strong predictor of prostate cancer recurrence. The data was presented at the AUA Annual Meeting.
o On May 22, 2006 Cytogen announced the presentation of data demonstrating the expression of PSMA in cancer of the kidney. The differential expression of PSMA in renal malignancies was presented during the AUA Annual Meeting.

CONFERENCE CALL & WEBCAST INFORMATION
-------------------------------------

Cytogen will broadcast its quarterly investor conference call live over the Internet today August 7, 2006 at 4:15 p.m. Eastern Standard Time. The dial-in number for the U.S. is 1-800-322-5044 and the pass code number is 11837231. The dial-in number for international callers is 1-617-614-4927 and the pass code number is 11837231. This event can also be accessed by going to Cytogen's Web site, www.cytogen.com, and clicking on the "Investor Relations" link. A link to the webcast is under the Calendar of Events header. The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter. The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888. The replay pass code number is 91204033.

NOTE:
-----

QUADRAMET is indicated for the relief of pain in patients with confirmed osteoblastic metastatic bone lesions that enhance on radionuclide bone scan. This press release describes clinical applications that differ from that reported in the QUADRAMET package insert.

PROSTASCINT is indicated as a diagnostic imaging agent in newly diagnosed patients with biopsy-proven prostate cancer, thought to be clinically localized after standard diagnostic evaluation and who are thought to be at high risk for pelvic lymph node metastases. PROSTASCINT is also indicated as a diagnostic imaging agent in post-prostatectomy patients with a rising PSA and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. This press release describes clinical applications and imaging performance that differs from that reported in the PROSTASCINT package insert.

SOLTAMOX is indicated for the treatment of breast cancer in adjuvant and metastatic settings and to reduce the risk of breast cancer in women with DCIS or with high risk of breast cancer. Use of SOLTAMOX in risk reduction setting (women at high risk for cancer and women with DCIS) has been shown to cause cancer of the uterus, as well as stroke, and blood clots. The benefits of SOLTAMOX outweigh its risks in women already diagnosed with breast cancer.
SOLTAMOX should not be used in women who require concomitant use of coumarin-type anticoagulant, or in women with history of deep vein thrombosis or pulmonary embolus. Women who are pregnant or plan to become pregnant should not take SOLTAMOX. Cataracts and resultant cataract surgery can also occur more frequently with SOLTAMOX. The most frequently reported adverse reactions with SOLTAMOX were hot flashes and vaginal discharge.

A copy of the full prescribing information for QUADRAMET, PROSTASCINT, and SOLTAMOX may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting the web site at www.cytogen.com, which is not part of this press release.

ABOUT CYTOGEN CORPORATION
-------------------------

Founded in 1980, Cytogen Corporation of Princeton, NJ, is a biopharmaceutical company dedicated to improving the lives of patients with cancer by acquiring, developing and commercializing innovative molecules targeting the sites and stages of cancer progression. Cytogen's marketed products include QUADRAMET(R) (samarium Sm-153 lexidronam injection), PROSTASCINT(R) (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide, and SOLTAMOX(TM) (tamoxifen citrate, oral solution 10mg/5mL) in the United States. Cytogen's development pipeline consists of CYT-500, a therapeutic radiolabeled antibody targeting prostate-specific membrane antigen (PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Cytogen also has exclusive United States marketing rights to COMBIDEX(R) (ferumoxtran-10) for all applications, and the exclusive right to market and sell ferumoxytol (previously Code 7228) for oncology applications in the United States. Full prescribing information for the Company's products is available at www.cytogen.com or by calling 800-833-3533. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                       ###

                       CYTOGEN CORPORATION & SUBSIDIARIES
                (All amounts in thousands except per share data)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                  JUNE  30,                      JUNE  30,
                                                             -------------------           -------------------
                                                              2006         2005             2006         2005
                                                             ------       ------           ------       ------

Product Revenue:
      QUADRAMET                                             $  1,988     $  2,153         $   4,244    $   4,207
      PROSTASCINT                                              2,180        1,924             4,364        3,823
                                                            --------     --------         ---------    ---------
              Total Product Revenue                            4,168        4,077             8,608        8,030

License and Contract Revenue                                       4           79                 6          120
                                                            --------     --------         ---------    ---------
              Total Revenues                                   4,172        4,156             8,614        8,150
                                                            --------     --------         ---------    ---------

Operating Expenses:
      Cost of Product Revenue                                  2,594        2,251             5,010        4,678
      Selling, General and Administrative                      6,994        6,692            13,231       13,716
      Research and Development                                 1,463        1,362             4,445        2,101
      Equity in (Income) Loss of Joint Venture                   (13)       1,704               120        2,202
                                                            --------     --------         ---------    ---------
              Total Operating Expenses                        11,038       12,009            22,806       22,697
                                                            --------     --------         ---------    ---------

Interest Income, Net                                             386          112               677          213
Gain on Sale of Equity Interest in Joint Venture              12,873            -            12,873            -
Decrease in Value of Warrant Liability*                          813            -               182            -
                                                            --------     --------         ---------    ---------
Net Income (Loss)                                           $  7,206     $ (7,741)        $    (460)   $ (14,334)
                                                            ========     ========         =========    =========

Basic and Diluted Net Income (Loss) Per Share               $   0.32     $  (0.50)        $   (0.02)   $   (0.92)
                                                            ========     ========         =========    =========

Weighted Average Common Shares Outstanding                    22,474       15,525            22,474       15,519
                                                            ========     ========         =========    =========


* Reflects a mark-to-market decrease of $813 and $182 for the three and six months ended June 30, 2006, respectively, in the value of the warrant liability related to warrants issued in July and August 2005.



                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                              JUNE 30,         DECEMBER 31,
                                                                                2006              2005
                                                                         -----------------   ---------------

Assets:
      Cash and Cash Equivalents                                             $     31,400      $     30,337
      Accounts Receivable, Net                                                     1,894             1,743
      Inventories                                                                  1,959             3,582
      Property and Equipment, Net                                                    842               886
      Product License Fees, Net                                                    7,952             6,327
      Other Assets                                                                 1,041             1,915
                                                                            ------------      ------------
              Total Assets                                                  $     45,088      $     44,790
                                                                            ============      ============

Liabilities and Stockholders' Equity:
      Accounts Payable and Accrued Liabilities                              $      5,283      $      5,271
      Other Current Liabilities                                                       59                26
      Warrant Liability                                                            1,687             1,869
      Other Long-Term Liabilities                                                     92                46
      Stockholders' Equity                                                        37,967            37,578
                                                                            ------------      ------------
              Total Liabilities and Stockholders' Equity                    $     45,088      $     44,790
                                                                            ============      ============